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                                                                  Exhibit (n)(i)

                         Independent Auditors' Consent

We consent to the use in this Post-Effective Amendment No. 18/Amendment No. 11 to Registration Statement No. 033-47927/ 811-06025 of Metropolitan Life Separate Account UL on Form N-6 of our report dated April 16, 2004, relating to Metropolitan Life Separate Account UL appearing in the Prospectuses, which are a part of such Registration Statement, and our report dated April 9, 2004 relating to Metropolitan Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on October 1, 2003, and recorded the impact as a cumulative effect of a change in accounting principle) appearing in the Statement of Additional Information, which is also part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus and Statement of Additional Information which are part of such Registration Statement.

Deloitte & Touche LLP

Tampa, Florida
April 26, 2004